Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (“Agreement”) is entered into as of February 8, 2016 by and between The Providence Service Corporation, a Delaware corporation (the “Company”), and Michael-Bryant Hicks (“Executive”). The Company and Executive are each individually referred to herein as a “Party,” and collectively referred to as the “Parties.”   The subsidiaries of the Company and any entities managed by or on behalf of the Company or its subsidiaries are referred to herein as the “Group Companies.”

RECITALS

WHEREAS, Executive has been employed by the Company as the Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of the Company; and

WHEREAS, the Company and Executive desire to set forth their mutual agreement concerning the terms and conditions of Executive’s continued employment following the date hereof and Executive’s termination of employment with the Company and the Group Companies, including the precise nature and amount of compensation to be provided to Executive and any other rights and obligations of the Company and Executive following Executive’s termination of employment, including but not limited to in respect of any rights of Executive under the offer letter, dated December 4, 2013, addressed to Executive from the Company (the “Employment Offer Letter”).

NOW, THEREFORE, on the basis of the foregoing facts, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

AGREEMENT

1.     Continuation of Service; Termination of Employment. Executive hereby confirms that, effective as of 5:00 p.m. Mountain Time on February 25, 2016, or on such earlier date as the Company requests (the “Resignation Effective Date”), his employment with the Company and any Group Companies will be terminated and he will resign from any and all positions as an officer, director or employee of the Company and any Group Companies. The Company hereby confirms that Executive’s employment with the Company and the Group Companies will continue in effect from the date hereof until the Resignation Effective Date. Executive agrees to remain employed by the Company and to carry out such duties as are reasonably requested by the Chief Executive Officer of the Company from time to time from the date hereof until the Resignation Effective Date. Executive agrees to execute any documents requested by the Company to implement his resignation from any positions with the Company or any Group Companies.

2.     Effectiveness. This Agreement is effective as of the date hereof.

3.     Payments and Benefits and Limitations Thereon.

(a)     Payments and Benefits. Executive shall receive the following payments and benefits, in each case where appropriate, less amounts as may be required to be deducted for the payment of federal and state taxes and other appropriate withholdings and deductions:

(i)     Executive’s base salary and employee benefits through the Resignation Effective Date;

(ii)     Reimbursement by the Company for any business expenses reasonably incurred by Executive prior to Resignation Effective Date and for which Executive has provided written substantiation of the claimed expenses as required by the Company; and

(iii)     An acceleration as of the Resignation Effective Date of the vesting of 33⅓% of the Restricted Shares under that certain Restricted Stock Agreement between Executive and the Company dated March 7, 2014, and an acceleration of the vesting of 33⅓% of the Restricted Shares under that certain Restricted Stock Agreement between Executive and the Company dated March 18, 2015.

(b)     Limitations on Payments and Benefits.

(i)     Executive’s receipt of payments and benefits pursuant to Paragraph 3(a) is subject to Executive’s continuing compliance with all terms of this Agreement.

(ii)     Executive’s receipt of payments pursuant to Paragraph 3(a)(iii) is subject to Executive’s execution of a release of the Company and the Group Companies (the “General Release”), in substantially for the form of Exhibit A attached hereto (the “Release Agreement”), on the Resignation Effective Date, which Executive does not revoke prior to the close of business on the seventh (7th) day following the Resignation Effective Date.

4.     No Authority to Bind the Company. As of the date hereof, other than actions taken at the Company’s request, Executive has no authority to enter into any contracts that bind the Company or any Group Company or create obligations on the part of the Company.

5.     Covenants.

(a)     Cooperation with Pending or Future Legal Proceedings. Executive agrees to reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company, or involving the Company’s participation as a non-party, which relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company. Executive also agrees to reasonably cooperate with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for Executive’s reasonable out-of-pocket travel expenses and costs incurred by Executive related to the Company’s request for Executive to assist the Company or its legal counsel with respect to any such legal proceedings, or as may be required pursuant to subpoena or other legal process involving the Company, and Executive and shall provide compensation to Executive for his time and efforts at a rate of Four Hundred and 00/100 Dollars ($400) per hour. Executive understands that in any legal action, investigation, or review covered by this Paragraph 5(a), the Company expects Executive to provide only accurate and truthful information or testimony.

(b)     Testimony by Executive. If Executive is served with any legal process that would require Executive to give testimony regarding any matter in which the Company and/or any of the Released Parties (as that term is defined in the Release Agreement) is a party, Executive shall give electronic notice to the Company to the attention of the President and Chief Executive Officer of the Company, within forty-eight (48) hours of Executive being served or receiving such legal process. Executive must not respond to the legal process until the latest time allowable under the law, to give the Company and/or the Released Party an opportunity within the maximum time allowed by law to file a motion objecting to the legal process and to obtain a ruling from the court.

(c)     Non-Disclosure; Confidentiality. Other than in furtherance of the business of the Company, in the ordinary course in Executive’s capacity as an employee hereunder through the Resignation Effective Date, Executive will not, at any time, except with the express prior written consent of the Company, directly or indirectly, disclose, communicate or divulge to any person or entity, or use for the benefit of any person or entity, any secret, confidential or proprietary knowledge or information relating to the Company or any of its affiliates including, but not limited to, customer and client lists, customer and client accounts and information, prospective client, customer, contractor or subcontractor lists and information, services, techniques, methods of operation, pricing, costs, sales, sales strategies or methods, marketing, marketing strategies or methods, products, product development, research, know-how, policies, financial information, financial condition, business strategies or plans or other information of the Company or its affiliates which is not generally available to the public. No later than the Resignation Effective Date, Executive shall immediately deliver to the Company all memoranda, books, papers, letters and other data (whether in written form or computer stored), and all copies of same, which were made by Executive or came into Executive’s possession or under his control at any time prior to the Resignation Effective Date, and which in any way relate to the business, assets or properties of the Company or any of its affiliates as conducted or as planned to be conducted by the Company or its affiliates; provided that Executive can keep such documents and information as are pertinent to the terms of his employment and the compensation payable to him in respect thereof subject to other restrictions and provisions set forth in this Paragraph 5(c). Except pursuant to the terms hereof or as required by law, following the Resignation Effective Date, Executive will not collaborate or communicate with anyone outside of the Company regarding any matter that involves the Company and/or any of the Released Parties. If anyone approaches Executive about any such matter, Executive shall not disclose any information about the Company to that person or entity without the Company’s prior written approval.

(d)     Non-Disparagement. Executive will not at any time publish or communicate disparaging or derogatory statements or opinions about the Company or its affiliates, including but not limited to, disparaging or derogatory statements or opinions about the Company’s or its affiliates’ management, products or services to any third party. It shall not be a breach of the preceding sentence for Executive to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings, including, without limitation, any such filings made by Executive to enforce his rights against the Company or any of its affiliates, that are based on Executive’s reasonable belief and are not made in bad faith. No executive officer or director of the Company will while holding such position publish or communicate disparaging or derogatory statements or opinions about Executive to any third party. It shall not be a breach of the preceding sentence for any of the persons specified in such sentence to testify truthfully in any judicial or administrative proceeding or to make statements or allegations and legal filings, including, without limitation, any such filings made by the Company to enforce its rights against Executive, that are based on such person’s reasonable belief and are not made in bad faith.

6.     Governing Law; Dispute Resolution Procedure; and Venue.

(a)     This Agreement has been drafted in contemplation of and shall be construed in accordance with and governed by the law of the State of Arizona, to the extent not preempted by federal law.

(b)     Executive agrees to resolve any disputes that he may have with Company or any of the Released Parties through final and binding arbitration, including disputes regarding the validity of the General Release. Such arbitration shall be conducted by JAMS in accordance with its employment dispute resolution rules. This Agreement to arbitrate does not apply to government agency proceedings. Executive agrees that his violation of the confidentiality and non-disparagement provisions of this Agreement are not able to be remedied by damages alone and that injunctive relief may be sought to bar or stop any such violations.

By writing my initials in the following blank, ____, I am acknowledging that I understand this paragraph’s arbitration requirements and that arbitration would be in lieu of a jury trial.

7.     Return of Property. Executive agrees, unless expressly instructed to the contrary in writing, to return all Company property and data (original, electronic, and hard copies) in his possession on or before the Resignation Effective Date, including but not limited to all the Company’s business records and documentation of any kind, all tangible and intangible property of the Company and relating to his employment with the Company, and all Company-issued devices, keys, credit cards, or other property.

8.     Acknowledgements by Executive. In signing this Agreement, Executive acknowledges:

(a)     That the Company may in the future improve employee benefits or pay.

(b)     That he has read and understands this Agreement and that he has been advised to consult with an attorney about its meaning and effect including, without limitation, the significance and consequence of the General Release.

(c)     That he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained herein and in the Release Agreement upon his legal rights.

(d)     That he is fully satisfied with the terms of this Agreement and is executing this Agreement voluntarily, knowingly, willingly, and without duress.

9.     Reference Checks. Any reference check submitted to the Company by a future potential employer of Executive will be limited to confirmation of dates of employment and last position held.

10.     Indemnification. Each of the Company and Executive agrees to indemnify and hold the other harmless from and against any and all loss, costs, damages or expenses arising out of the breach of this Agreement by the Company or Executive, as the case may be, or from any false representation made herein.

11.     Complete Agreement; Amendments. Except as expressly stated herein, this Agreement, including the Recitals, represents the complete agreement between Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, which relate to such subject matter. In executing this Agreement, none of the Parties has relied or is relying on any representation with respect to the subject matter of this Agreement or any representation inducing the execution of this Agreement except those representations as are expressly set forth in this Agreement, and the Parties acknowledge that they have relied on their own judgment in entering into this Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

12.     Severability. Each of the paragraphs contained in this Agreement shall be enforceable independently of every other paragraph in this Agreement, and the invalidity or non-enforceability of any paragraph shall not invalidate or render unenforceable any other paragraph contained in this Agreement.

13.     Counterparts. This Agreement may be executed in counterparts, such counterparts may be obtained by facsimile transmission or pdf email, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

14.     Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, or by electronic email upon receipt of a transmission confirmation if sent by email, and on the next business day when sent by a reputable overnight carrier service to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company:

The Providence Service Corporation

44 East Broadway Boulevard, Suite 350
Tucson, AZ 85701
Telephone:     (520) 747-6600
Attn:               James M. Lindstrom

If to Executive:

Michael-Bryant Hicks

1201 Meadowlark Drive

Winston-Salem, NC 27106

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year written above.

COMPANY:	THE PROVIDENCE SERVICE CORPORATION

By: /s/ James M. Lindstrom
Name: James M. Lindstrom
Title: Chief Executive Officer
Address: 44 East Broadway Boulevard, Suite 350 Tucson, AZ 85701

EXECUTIVE:	MICHAEL-BRYANT HICKS

/s/ Michael-Bryant Hicks

Exhibit A

Release Agreement

THIS RELEASE AGREEMENT (“Release Agreement”) is entered into as of 5:00 p.m. Mountain Time on February 25, 2016 (the “Resignation Effective Date”), by and between The Providence Service Corporation, a Delaware corporation (the “Company”) and Michael-Bryant Hicks (“Executive”). The Company and Executive are each individually referred to herein as a “Party,” and collectively referred to as the “Parties.” The subsidiaries of the Company and any entities managed by or on behalf of the Company or its subsidiaries are referred to herein as the “Group Companies.” Unless otherwise provided herein, capitalized terms in this Release Agreement shall have the definitions set forth in the Separation Agreement (as defined below).

In consideration of the benefits provided by the Company to Executive under the Separation Agreement, dated February 8 , 2016, by and between the Company and Executive (the “Separation Agreement”), Executive hereby agrees as follows:

1.     Release.

(a)     Executive promises not to sue and irrevocably and unconditionally releases, waives and forever discharges the Company, the Group Companies, all of the Company’s and the Group Companies’ current and former directors, officers, employees, attorneys, agents, and contractors and their heirs, executors and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (collectively, the “Released Parties”), from any and all civil suits, causes of action, claims for damages, expenses, costs and liabilities of any nature whatsoever (collectively referred to as “claims”), arising, occurring or existing at any time prior and up to the Resignation Effective Date, whether now known or unknown (the “General Release”). Executive expressly acknowledges and understands that this General Release is intended to and does waive all civil claims including, without limitation, the following:

(i)     Any and all claims arising from or relating to Executive’s employment with the Company and all Released Parties and/or Executive’s separation from the Company of any nature whatsoever, be they common law or statutory, legal or equitable, in contract or tort, for breach of the Released Parties’ policies, rules, regulations, or handbooks, or for breach of express or implied contracts, or express or implied covenants of good faith, and any and all claims for promissory estoppel, wrongful discharge, whistle blowing, defamation, invasion of privacy, violation of public policy, retaliation, assault or battery, mental or emotional distress, or any other personal injury; any and all claims for back pay, front pay, vacation pay, bonuses or incentives, or for compensation of any nature, any kind of compensatory, special or consequential damages, punitive or liquidated damages, unemployment compensation, attorney’s fees, costs, disbursements or expenses of any kind whatsoever. Executive is not waiving any rights that cannot be waived by law but does forever waive his right to recover any damages should any state, local or federal agency ever pursue a claim on Executive’s behalf against the Released Parties relating to any matter whatsoever arising on or prior to the Resignation Effective Date. This release does not apply to rights or claims first arising after the Resignation Effective Date, to any vested rights that Executive may have to medical benefits under the Company’s medical plan or benefits under the Company’s 401(k) savings plan to the extent funded as of the date hereof, or to any claim for unemployment compensation benefits.

(ii)     Any and all civil claims arising under federal, state or local constitutions, laws, rules or regulations or common law regulating employer conduct or prohibiting employment discrimination based upon age, race, color, sex, religion, handicap or disability, national origin, sexual orientation, or any other protected category or characteristic, including but not limited to any and all claims arising under the Age Discrimination in Employment Act of 1967 (ADEA), Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Fair Labor Standards Act, the Civil Rights Acts of 1866, 1871 and 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act (ERISA), the Family and Medical Leave Act (FMLA), the Rehabilitation Act of 1973, the Arizona Civil Rights Act, the Arizona Equal Pay Act and/or under any other federal, state, and local equal employment, fair employment, civil or human rights laws, discrimination statutes, codes or ordinances, rules or regulations. As of the Resignation Effective Date, Executive affirms that he has not made any allegation and is unaware of any facts or circumstances that might give rise to a claim or charge of discrimination, harassment, retaliation, unpaid wages, or overtime on behalf of any of the Released Parties.

(iii)     Any and all other civil claims for damages, costs, expenses and or attorneys’ fees of any kind whatsoever that Executive has or may have against the Released Parties at the Effective Time whether he knows about them or not.

(iv)     This Release Agreement does not release any claims that the law does not permit Executive to release. Further, Executive is not releasing the Company for any obligation the Company may otherwise have to indemnify Executive for Executive’s acts within the course and scope of the employment with the Company, pursuant to the articles and bylaws of the Company, any rights Executive may have under the Company’s Employed Lawyers Liability Insurance Policy, or the obligations of the Company set forth or referenced in this Release Agreement as continuing obligations of the Company.

(b)     Other than the sums and benefits set forth in the Separation Agreement, there are no other sums payable to Executive by any of the Released Parties. This release does not foreclose an action by either Party to enforce the terms of this Release Agreement. Such action must, however, be pursuant to final and binding arbitration, in accordance with Paragraph 6(b) of the Separation Agreement.

2.     Effectiveness. This Release Agreement is effective as of the date hereof, unless previously revoked by Executive in writing in accordance with Paragraph 8.

3.     Pursuit of Claims. Executive acknowledges that he has not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any claim this Release Agreement purports to waive, and promises never to do so in the future, whether as a named plaintiff, class member, or otherwise. If, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will use his best efforts to cause it immediately to be withdrawn and dismissed with prejudice. However, the preceding sentences shall not preclude Executive from filing or prosecuting a charge with any administrative agency with respect to any such claim as long as he does not seek any damages, remedies, or other relief for himself personally, which Executive promises not to do, and any right to which Executive hereby waives. If Executive is ever awarded or recovers any amount as to a claim he has purported to waive in this Release Agreement, Executive agrees that the amount of the award or recovery shall be reduced by the amounts he was paid under this Release Agreement. To the extent such a setoff is not affected, Executive promises to pay, or assign to Company his right to receive, the amount that should have been set off. If Executive does bring a claim that this Release Agreement purports to waive, Executive agrees to immediately return the amount paid under this release increased appropriately for the time value of money, using an interest rate of 10 percent per annum.

4.     No Admission. This General Release is not an admission by either Executive or the Company of any wrongdoing or liability.

5.     Acknowledgements by Executive. In signing this Agreement, Executive acknowledges:

(a)     That the Company may in the future improve employee benefits or pay.

(b)     That he has not suffered any job-related wrongs or injuries, such as any type of discrimination, for which he might still be entitled to compensation or relief in the future. That he has been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any Released Party should have paid him in the past.

(c)     That he is intentionally releasing claims that he did not know that he might have and that, with hindsight, he might regret having released. He has not assigned or given away any of the claims he is releasing.

(d)     That he has read and understands this Release Agreement and that he has been advised to consult with an attorney about its meaning and effect.

(e)     That he has had the opportunity to ask questions about each and every provision of this Release Agreement and that he fully understands the effect of the provisions contained herein upon his legal rights.

(f)     That he is fully satisfied with the terms of this Release Agreement and is executing this Release Agreement voluntarily, knowingly, willingly, and without duress.

6.     No Re-employment. Executive waives any claim to reinstatement or re-employment with the Released Parties and agrees not to bring any claim based upon the failure or refusal of the Released Parties to employ Executive hereafter.

7.     Complete Defense. Executive agrees that, in any legal proceeding, this Agreement may be pled by the Company as a complete defense (meaning that the Company may use this Agreement to demonstrate to a judge, jury, or any other deciding authority that Executive has waived and released any and all claims he has against the Company as of the Resignation Effective Date), or may be asserted by way of counterclaim or cross-claim.

8.     Age Discrimination. Pursuant to the Older Workers Benefit Protection Act, Executive acknowledges and agrees that (a) this Release Agreement is written in a manner calculated to be understood by Executive; (b) this Release Agreement represents Executive’s knowing and voluntary waiver and release of any and all claims that Executive might have including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”); (c) Executive has not waived any claim under the ADEA that may arise after the Resignation Effective Date; (d) the consideration that Executive will receive in exchange for this General Release, i.e., the payments set forth in Paragraph 3(a)(iii) of the Separation Agreement, is something of value to which Executive is not already entitled; (e) Executive is hereby being advised to consult with an attorney prior to executing this Release Agreement; (f) Executive has twenty-one (21) days from the date of his receipt of this Release Agreement in which to consider the terms of this Release Agreement (including, without limitation, each Party’s release and waiver of any and all claims under the ADEA) before executing it; (g) Executive will have seven (7) days after his execution of this Release Agreement (which was the date hereof) in which to revoke this Release Agreement by written notice of revocation that must be received by James M. Lindstrom, Chief Executive Officer, 44 East Broadway Boulevard, Suite 350, Tucson, AZ 85701, no later than 5:00 p.m. on the seventh (7th) day after Executive has signed this Release Agreement; and (h) this Release Agreement will not become effective and enforceable until the seven (7)-day revocation period has expired without revocation of the Agreement by Executive.

IN WITNESS WHEREOF, Executive has executed this Release Agreement as of the day and year written above.

EXECUTIVE:	MICHAEL-BRYANT HICKS _________________________________